Exhibit 99.02

                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)


                                                        3 Months Ended June                     6 Months Ended June
                                                     ------------------------                --------------------------
                                                       2004             2003                  2004                2003
                                                       ----             ----                  ----                ----
                                                     (Notes)          (Notes)                (Notes)             (Notes)

Consolidated Earnings-

(See Notes)
Retail Business                                      $ 285            $ 281                 $ 528               $ 511
Competitive Generation                                  46               61                   102                 116
                                                     -----            -----                 -----               -----
Total                                                  331              342                   630                 627
Synthetic Fuels                                         21               19                    42                  28
Leasing Business                                         7                7                    14                  14
Parent Company and Other                                (7)             (19)                   (3)                (22)
                                                     -----            -----                 -----               -----
Net Income - Excluding One-Time Items (See Notes)    $ 352            $ 349                 $ 683               $ 647
                                                     =====            =====                 =====               =====
  - As Reported                                      $ 352            $ 432                 $ 683               $ 730
                                                     =====            =====                 =====               =====

Basic Earnings Per Share-(See Notes)
- Excluding One-Time Items (See Notes)              $ 0.48          $  0.49               $  0.93             $  0.90
- As Reported                                       $ 0.48          $  0.60               $  0.93             $  1.01

Operating Revenues                                  $3,010          $ 2,824               $ 5,742             $ 5,365
Average Shares Outstanding (in millions)               738              725                   737                 722
End of Period Shares Outstanding (in millions)                                                738                 728


Notes

- Excludes a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 was $83 million.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-Q.